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                                                                    Exhibit 10.8

                Cooperation Agreement: Wholesale Risk Management

ABB Energy Information Systems, a division of ABB Power T&D Company Inc., a Delaware corporation ("ABB") and Caminus LLC, a Delaware limited liability company ("Caminus") have entered into this Cooperation Agreement as of the 13th day of July 1999:

I.     Background of the Agreement

Caminus is a supplier of trading and risk management software for electric energy at the wholesale level with its Zai*Net product line. ABB is a supplier of solutions for generation asset optimization (unit commitment and related functions) with its GIMS/Couger product lines. (The two product lines are hereinafter referred to collectively as the "Products.")

ABB and Caminus believe that there will be a need for vertically integrated trading/retail supply firms to manage the risks in their businesses across their retail and wholesale activities and that a "loose integration" of the Products can fill this need. By "loose integration" is meant the separate modification of each of the Products to facilitate the ability of each of the Products to exchange appropriate data with the other and to make use of that data in its calculations. "Loose integration" does not mean that the Products will be integrated to create a common application or that they will be packaged and sold as a single product. (As used hereafter in this Agreement, "integration" shall mean "loose integration" as defined in this paragraph.)

ABB and Caminus also believe it is likely that each of the Products can be enhanced by adding functionality to exploit the additional information available from integration. Examples of such enhancements include changed Monte Carlo simulation parameters utilizing specific plant data from unit commitment.

II.    Basis of Cooperation

During the term of this agreement, the parties shall work together as they may mutually agree from time to time to further the purposes of this Agreement as described above in Section I.

It is the present intent of the parties to proceed under the following schedule:

- By July 22, 1999, the parties will develop: (1) a concept for the integration of the Products, (2) a plan to implement the integration concept (including development of data models and interfaces and plans by each party to make use of the integration data); and (3) a marketing strategy.

- By July 30, 1999, the parties will issue a joint press release announcing their plans and the expected availability of enhanced products.


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-      During the month of July 1999 (but not necessarily complete by the end of
       July) the parties will exchange sufficient sales information and material to enable each party to use the integration concept to market their respective Products.

- During a trial market period, from approximately the end of July 1999 through the remainder of the term of this Agreement, the parties will include the integration concept in their respective sales presentations to new customers, when appropriate, and will inform their respective current customers about the concept. The parties will gather and exchange customer feedback and other information during this trial market period in order to evaluate the market impact of the concept.

- From time to time throughout the term of this Agreement, the parties will exchange technical information about the Products in order to facilitate the integration and product enhancement contemplated in this Agreement.

If there is mutual agreement to engage in joint marketing efforts, following the integration work and trial market period, the terms of any such agreement will be set forth in an amendment to this Agreement.

III.   Non-Exclusivity/Non-Competition

The obligations of the parties under this Agreement are not exclusive. By way of example (but without limitation) ABB is free to engage in product integration activities involving GIMS/Couger with other suppliers of risk management and trading software, and Caminus is free to engage in product integration activities involving Zai*Net with other suppliers of solutions for generation asset optimization (unit commitment and related functions). Nevertheless, each party shall inform the other, in writing, on or before the date it enters into any agreement with any third party for the integration of any of the Products with products of a third party that are competitive with any of the Products.

During the term of this Agreement, ABB shall not acquire or develop financial wholesale risk management software that may be offered in competition with Zai*Net, and ABB shall not enter into any agreement to acquire an entity that offers such a product without first providing thirty days' written notice to Caminus of its intentions and offering Caminus in that notice the opportunity to terminate this agreement.

During the term of this Agreement, Caminus shall not acquire or develop specific unit commitment software that may be offered in competition with Couger, and Caminus shall not enter into any agreement to acquire an entity that offers such a product, without first providing thirty days' written notice to ABB of its intentions and offering ABB in that notice the opportunity to terminate this agreement.



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IV.         Confidentiality

Caminus recognizes that ABB is currently offering a trading software product, TransAct, and an integrated solution, TraderStation. ABB agrees not to have employees directly involved in the technical development of those products participate simultaneously in the integration work contemplated in this Agreement. Caminus agrees that it is responsible for not sharing with ABB information pertaining to Zai*Net trading and risk management capabilities or other proprietary information relating to Zai*Net that it would not share with a competitor, and that ABB is not responsible for protecting from disclosure or use any information that Caminus provides to ABB under this Agreement.

ABB recognizes that Caminus is considering the development of products for generation asset optimization. Caminus agrees not to have employees directly in the technical development of such products simultaneously in the integration work contemplated in this Agreement. ABB agrees that it is responsible for not sharing with Caminus information relating to GIMS/Couger capabilities or other proprietary information relating to GIMS/Couger that it would not share with a competitor, and that Caminus is not responsible for protecting from disclosure or use any information that ABB provides to Caminus under this Agreement.

Both parties have identified the need for electricity trading to more explicitly and rigorously model and analyze significant physical risks (such as plant and transmission outages or curtailments). Both parties are currently conducting independent R&D programs in this area. The parties agree that these developments are outside the scope of the integration work. Each party acknowledges that it is responsible for protecting its own work and plans, and for avoiding disclosure to the other party of any information that it considers proprietary.

V.     Ownership

No transfer of intellectual property rights is intended or implied by this Agreement and neither party shall have any ownership rights in the Products of the other party, including any modifications of such Products resulting from the integration or product enhancement efforts conducted under this Agreement. No joint ownership rights in any intellectual property shall be inferred from any activities of the parties under this Agreement.

VI.    Relationship of the Parties

Each party is an independent contractor and neither shall be deemed an employee, agent, partner or joint venturer of the other. Neither party shall take any action purporting to bind the other party or represent that it has any authority to do so.

Each party shall be solely responsible for its own costs in carrying out this Agreement, and each party shall be solely responsible for claims of third parties arising from the party's



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negligent act or omission. Each party shall defend, indemnify and hold harmless the other party from and against any claims of third parties for property damage or bodily injury, including death, arising from the party's negligence except to the extent such claims arise from the negligent act or omission of the other party.

ALL INFORMATION FURNISHED BY ONE PARTY TO THE OTHER UNDER THIS AGREEMENT SHALL BE FURNISHED "AS IS" AND WITHOUT WARRANTY OF ANY KIND, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE BEING SPECIFICALLY DISCLAIMED. Neither party shall be liable to the other party for any loss of use, interruption of business, lost profits, or any other indirect, special, incidental, or consequential damages whether claimed to arise in contract, tort (including negligence and strict product liability) or under any other legal theory or cause of action.

VII.   Term of Agreement

The term of this Agreement shall begin on the date shown above and shall end on December 31, 1999 or on such earlier date as the parties may mutually agree.

Either party may terminate this agreement immediately following the material breach of this Agreement by the other party which the other party fails to remedy within fourteen (14) days following receipt of written notice of the breach.

If there is a change of control (as defined herein below) in any Party (the "Affected Party") during the term of this Agreement, this Agreement shall be deemed to have terminated as of the date such change of control occurs, save that such termination shall not be effective if the remaining Parties have agreed in writing to the particular change of control and such change of control takes place as proposed.

"Change of Control" as used in this Section means: (i) any consolidation or merger of the Affected Party with or into any other corporation or other entity or person, or any other reorganization of ownership interests, in which the shareholders or other owners of the Affected Party immediately prior to such consolidation, merger or reorganization, own, directly or indirectly, less than fifty percent (50%) of the surviving corporation's or entity's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which the shareholders or other owners of the Affected Party immediately prior to such transaction or series of related transactions, own, directly or indirectly, less than fifty percent (50%) of the surviving corporation's or entity's voting power immediately after such transaction or series of transactions; or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Affected Party relating to the business which is the subject of this Agreement in which the shareholders or other owners of the Affected Party immediately prior to such disposition, own, directly or indirectly, less than



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fifty percent (50%) of the acquiring corporation's or entity's voting power immediately after such disposition.

The provisions of this Agreement which expressly or by implication are intended to survive a termination of this Agreement (including, without limitation, those provisions relating to confidentiality) will survive and continue to bind the parties following the termination of this Agreement for any reason.

VIII.  Employees

During the term of this Agreement and for a period of one year following the termination of this Agreement, neither party shall employ or otherwise contract for the performance of services by any person who was an employee of the other party during the term of this Agreement and who also participated in the integration efforts that are the subject of this Agreement.

IX.    Governing Law

The interpretation and enforcement of this Agreement shall be governed by the law of the State of New York, without regard to the choice of law or conflict of laws rules of any jurisdiction.



ABB ENERGY INFORMATION SYSTEMS
a division of ABB Power T&D Company Inc.     CAMINUS LLC



By:  /s/  Ralph Masull
   -------------------------------           By:  /s/  David M. Stoner
                                                -------------------------------



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